Exhibit 99.1

Directors and Controlling Persons of Reporting Persons

Information with respect to the directors of VB (Rare Earths) Limited is below. VB (Rare Earths) Limited has no executive officers. All addresses are c/o VB (Rare Earths) Limited, 1 Royal Plaza, Royal Avenue, St Peter Port, Guernsey, GY1 2HL. VBRE is controlled by Vision Blue, which owns substantially all of the issued and outstanding capital stock of VBRE.

Name	Title	Present Principal Occupation
Harry Rouillard	Director of VB (Rare Earths) Limited	Client Director, Apex Fund and Corporate Services (Guernsey) Limited
Andrew Trahar	Director of VB (Rare Earths) Limited	Investment Partner, Vision Blue Advisors UK LLP
Paul Keltie	Alternate Director of VB (Rare Earths) Limited	Client Director, Apex Fund and Corporate Services (Guernsey) Limited

Information with respect to the directors of Vision Blue Resources Limited is below. Vision Blue Resources Limited has no executive officers. All addresses are c/o Vision Blue Resources Limited, 1 Royal Plaza, Royal Avenue, St Peter Port, Guernsey, GY1 2HL.

Name	Title	Present Principal Occupation
Srinivasan Venkatakrishnan	Independent Director of Vision Blue Resources Limited	Non-Executive Chairman of Endeavour Mining plc
Sir Mick Davis	Director of Vision Blue Resources Limited	Managing Partner, Vision Blue Advisors UK LLP
Viswanathan Shankar	Director of Vision Blue Resources Limited	Co-Founder and Partner of Gateway Partners Group
Rahul Goswamy	Director of Vision Blue Resources Limited	Co-Founder and Partner of Gateway Partners Group
Andrew Trahar	Director of Vision Blue Resources Limited	Investment Partner, Vision Blue Advisors UK LLP